RELEASE IMMEDIATELY

Contact:   Frank Cinatl                        888-ABATIX-X (888-222-8499)                           fcinatl@abatix.com

ABATIX CORP. REPORTS
24% REVENUE DECREASE FOR THIRD QUARTER

DALLAS, TEXAS, October 30, 2003... ABATIX CORP. (NASDAQ ABIX) today announced net sales for the three months ended September 30, 2003, of $12,360,000 decreased 24% from net sales of $16,302,000 for the third quarter of 2002. Net earnings of $75,000, or $.05 per share, for the third quarter of 2003 decreased 85% from 2002 net earnings of $492,000, or $.29 per share. Consolidated net sales for the nine months ended September 30, 2003, decreased 18% to $37,984,000 from $46,197,000 in 2002. Earnings before the cumulative effect of change in accounting principle of $214,000 or $.13 per share for the nine months ended September 30, 2003, decreased 81% from earnings before the cumulative effect of change in accounting principle of $1,104,000 or $.65 per share for the nine months ended September 30, 2002. The adoption of Financial Accounting Standard Board's Statement No. 142 ("Statement 142") on January 1, 2002 resulted in a non-cash charge of $492,000, net of tax. Therefore, the Company reported earnings of $612,000 or $.36 per share for the nine months ended September 30, 2002 compared to net earnings of $214,000 or $.13 per share for the nine months ended September 30, 2003. The decrease in revenue and corresponding decrease in profitability from 2002 is attributable to the reduction of mold remediation revenue in 2003.

Mr. Terry W. Shaver, President, stated, "As previously discussed, the changes in insurance coverage for mold claims, primarily in Texas, caused a sudden and substantial decline in mold related jobs which began late in the fourth quarter of 2002. While sales to restoration contractors have stabilized in recent months, this current level of sales is approximately 50% below the levels for 2002. Because of this decline in sales to restoration contractors, we adjusted certain general and administrative costs to more closely align revenues and expenses."

Mr. Shaver continued, "We are pleased with continued growth in industrial safety revenues which have increased 6% over the first nine months of 2002 primarily as a result of our focus on capturing market share by providing excellent service. In addition, we remain encouraged by the opportunity in the domestic preparedness industry. We have made a significant investment in this industry, primarily through personnel, so we can be a full resource to the domestic preparedness marketplace providing not only products needed for the first responders and the private sector, but necessary consulting and training services. Though we have not seen significant activity to date, the business continues to improve and the level of activity in recent months has been promising."

Mr. Shaver concluded, "As a part of our commitment to maximizing value for the Company, we began implementing a new, fully integrated software system designed for distributors. We expect the new system to be operational by year-end. When fully operational, this system will allow us to improve customer service while lowering transaction costs. In addition, the system will provide management with better, timelier information and allow us to more accurately identify trends and adjust our business model to reflect changes in the marketplace."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the continued long-term impact of the September 11, 2001 tragic events or other similar events on the domestic preparedness market, continued low levels of spending for construction projects, the impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company's petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the homeland security, construction tool, industrial safety and environmental supply industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$12,359,999	$16,302,440	$37,984,174	$46,196,924
Cost of sales	8,813,862	11,526,237	26,923,331	32,754,990
Gross profit	3,546,137	4,776,203	11,060,843	13,441,934

Selling, general and administrative expenses	3,384,098	3,900,378	10,553,790	11,467,861
Operating profit	162,039	875,825	507,053	1,974,073
Other expense, net	39,826	64,593	134,024	172,851
Earnings before income taxes	122,213	811,232	373,029	1,801,222
Income tax expense	47,184	319,200	158,569	697,100
Earnings before cumulative effect of change in accounting principle	75,029	492,032	214,460	1,104,122
Cumulative effect of change in accounting principle, net of tax	-	-	-	491,941
Net earnings	$75,029	$492,032	$214,460	$612,181

Basic and diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$.05	$.29	$.13	$.65
Cumulative effect of change in accounting principle, net of tax	-	-	-	(.29)
Net earnings	$.05	$.29	$.13	$.36

Basic and diluted weighted average
shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of
	September 30,	December 31,
	2003	2002
Current assets	$15,023,421	$15,579,427
Total assets	$16,753,426	$17,129,903
Current liabilities	$7,848,106	$8,439,043
Total stockholders' equity	$8,905,320	$8,690,860